Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary description is based on the provisions of our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), our Second Amended and Restated Bylaws, (the “Bylaws”), and the applicable provisions of the Nevada Revised Statutes (the “NRS”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Articles of Incorporation, our Bylaws and the NRS. Our Articles of Incorporation and Bylaws are filed as exhibits to our Annual Report on Form 10-K to which this description is filed as Exhibit 4.1.

General

Our authorized capital stock consists of 225,000,000 shares, consisting of 200,000,000 shares of common stock par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. Only our shares of common stock are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the NRS prescribes a different percentage of votes and/or exercise of voting power.

Dividend Rights

Subject to the rights of the holders of preferred stock, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action. Our Board of Directors has previously designated (i) no shares as Series A Preferred Stock (“Series A Preferred Stock”), (ii) 1,764 shares as Series B Convertible Preferred Stock (“Series B Preferred Stock”), (iii) 10,000 shares as Series C Convertible Preferred Stock (“Series C Preferred Stock”), (iv) 2,000 shares as Series D 8% Preferred Stock (“Series D Preferred Stock”), (v) 1,050 shares as Series E Preferred Stock (“Series E Preferred Stock”), (vi) 35,000 shares as Series F 5% Preferred Convertible Stock (“Series F Preferred Stock”), and (vii) 100,000 shares as Series G Convertible Preferred Stock (“Series G Preferred Stock”).

Series A Preferred Stock

None of our Series A Preferred Stock is currently outstanding.

Series B Preferred Stock

None of our Series B Preferred Stock is currently outstanding.

Series C Preferred Stock

None of our Series C Preferred Stock is currently outstanding.

Series D Preferred Stock

None of our Series D Preferred Stock is currently outstanding.

Series E Preferred Stock

None of our Series E Preferred Stock is currently outstanding.

Series F Preferred Stock

Dividends

The Series F Preferred Stock entitles the holders thereof to receive cumulative dividends at the rate per share (as a percentage of the $1,000 Stated Value (as defined in the Series F Certificate of Designation) per share) of 5% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first Conversion Date (as defined in the Series F Certificate of Designation) and on each subsequent Conversion Date (with respect only to Series F Preferred Stock being converted) in cash out of funds legally available therefor.

Voting Rights

The Series F Preferred Stock has no voting rights, except as required by law (including, without limitation, the NRS) and as expressly provided in the Series F Certificate of Designation. The Series F Certificate of Designation provides that the approval of the holders of a majority of the then-outstanding shares of Series F Preferred Stock is required for the Company to (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend the Series F Certificate of Designation, (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Series F Preferred Stock, (iii) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of such holders, (iv) increase the number of authorized shares of Series F Preferred Stock, or (v) enter into any agreement with respect to any of the foregoing. Similarly, Section 78.207 of the NRS provides that the Company may not alter or change adversely any preference or any relative or other right of the Series F Preferred Stock without the approval of the holders of a majority of the then-outstanding shares of Series F Preferred Stock.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), holders of the Series F Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, if any, and any other fees or liquidated damages then due and owing thereon under the Series F Certificate of Designation, for each share of Series F Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities (as defined in the Series F Certificate of Designation), and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to such holders shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion

The Series F Preferred Stock is convertible into shares of our common stock. The conversion price for the Series F Preferred Stock is $0.62, subject to the adjustments provided in the Series F Certificate of Designation.

Exchange Cap

The Series F Preferred Stock will not be convertible into shares of common stock in excess of 19.99% of the issued and outstanding shares of common stock as of the date of initial issuance of shares of Series F Preferred Stock except in the event that we obtain Stockholder Approval (as defined in the Series F Certificate of Designation), which we obtained on February 3, 2023.

Beneficial Ownership Limitation

The Series F Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 9.99% at the election of the holder of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Exchange Listing

There is no established public trading market for the Series F Preferred Stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series F Preferred Stock on any national securities exchange or other trading market.

Series G Preferred Stock

The Series G Preferred Stock was issued pursuant to that certain Securities Purchase Agreement (the “Series G Purchase Agreement”), dated as of November 5, 2025, by and among the Corporation and the original Holders (as defined in the Series G Certificate of Designation).

Dividends

Holders of the Series G Preferred Stock will be entitled to receive dividends when and as declared by the Board of Directors from time to time in its sole discretion. If, at any time while any shares of the Series G Preferred Stock are outstanding, we pay a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other Common Stock Equivalents (as defined in the Series G Certificate of Designation), the conversion price used to calculate the number of shares issuable will be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such payment divided by the number of shares of common stock outstanding immediately after such payment, with such amount then being multiplied by the then-current conversion price.

Voting Rights

The Series G Preferred Stock has no voting rights, except as required by law (including, without limitation, the NRS) and as expressly provided in the Series G Certificate of Designation. The Series G Certificate of Designation provides that the approval of the holders of a majority of the then-outstanding shares of Series G Preferred Stock is required for the Company to (i) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock, (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Series G Preferred Stock, (iii) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of such holders, (iv) increase the number of authorized shares of Series G Preferred Stock, or (v) enter into any agreement with respect to any of the foregoing. Similarly, Section 78.207 of the NRS provides that the Company may not alter or change adversely any preference or any relative or other right of the Series G Preferred Stock without the approval of the holders of a majority of the then-outstanding shares of Series G Preferred Stock.

Liquidation

Upon any Liquidation, holders of the Series G Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value (as defined in the Series G Certificate of Designation), plus any accrued and unpaid dividends thereon, if any, and any other fees or liquidated damages then due and owing thereon under the Series G Certificate of Designation, for each share of Series G Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities (as defined in the Series G Certificate of Designation), and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to such holders shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion

The Series G Preferred Stock is convertible into the Conversion Shares (as defined in the Series G Purchase Agreement). The conversion price of the initial 12,000 shares of Series G Preferred Stock is $1.23, subject to adjustment as provided in the Series G Purchase Agreement and for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions The conversion price of additional shares of Series G Preferred Stock (the “Additional Series G Conversion Price”) can be adjusted as set forth in the Series G Certificate of Designation, provided that, the Additional Series G Conversion Price may not be less than $1.00, subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions. The conversion price and the number of shares of common stock purchasable upon the conversion of the Series G Preferred Stock are also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable conversion price (subject to certain exceptions).

Exchange Cap

The Series G Preferred Stock will not be convertible into shares of common stock in excess of 19.99% of the issued and outstanding shares of common stock as of the date of the Series G Purchase Agreement except in the event that we obtain Stockholder Approval (as defined in the Series G Purchase Agreement), which we obtained on January 22, 2026.

Beneficial Ownership Limitation

The Series G Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 9.99% at the election of the holder of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Exchange Listing

There is no established public trading market for the Series G Preferred Stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series G Preferred Stock on any national securities exchange or other trading market.

Listing

Our common stock is listed on The NYSE American LLC under the symbol “UAVS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services. Its address is 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

Anti-Takeover Effects of Certain Provisions of Nevada Law

The following is a summary of certain provisions of Nevada law, our Articles of Incorporation and our Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the NRS and our Articles of Incorporation and Bylaws.

Effect of Nevada Control Share Statute

We are subject to Sections 78.378 to 78.3793 of the NRS, which are referred to as the Control Share Statute that is a type of anti-takeover law. In general, these provisions restrict the ability of individuals and groups acquiring a controlling interest of the voting shares of certain Nevada corporations from exercising the voting rights of the acquired shares, absent required stockholder approval of the share acquisition transaction. These provisions apply to a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada. The Control Share Statute provides that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Control Share Statute, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

To avoid the voting restriction, the acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation, and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of the majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights, and the approval must specifically include the conferral of such voting rights. Although we have not opted out of this statute, a corporation alternatively may expressly elect not to be governed by the provisions in either its articles of incorporation or its bylaws. Additionally, in the face of potential control share transaction, a corporation, if it has not opted out of the statutory provisions, may opt out of the control share statute by amending its articles of incorporation or its bylaws prior to the 10th day following the acquisition of a controlling interest by an acquiring person.

Effect of Nevada Business Combination Statute

We are subject to Sections 78.411 to 78.444 of the NRS, which are referred to as the Business Combination Statute. This statute is designed to limit acquirers of voting stock of a corporation from effecting a business combination without the consent of the stockholders or board of directors. The statute provides that specified persons who, together with their affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a Nevada corporation with at least 200 stockholders of record cannot engage in specified business combinations with a Nevada corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the business combination or the transaction by which the person first became an interested stockholder was approved by the Nevada corporation’s board of directors before the person first became an interested stockholder, or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders.